Exhibit 2

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Publicly-Held Company

NOTICE TO DEBENTURE HOLDERS

1st and 2nd Series of the 9th Issuance of Debentures

Oi S.A. (the “Company”), following the Material Fact disclosed on February 12, 2015, announces to the Debenture Holders of the 1st and the 2nd Series of the 9th Issuance of the Company’s Simple, Non-Convertible, Unsecured Debentures, for Public Distribution of Debentures (Oi BR-D91 and Oi BR-D92) that, on this date, it shall proceed with waiver fee payments in the total aggregate amount of R$ 4,215,149.80 or R$ 105.378745 per debenture of the 1st Series (Oi BR-D91), and in the total aggregate amount of R$ 20,319,657.90, or R$ 126.997862 per debenture of the 2nd Series (Oi BR-D92), as approved in the General Meeting of Debenture Holders held on February 12, 2015.

Rio de Janeiro, February 25, 2015.

Oi S.A.

Bayard De Paoli Gontijo

Chief Executive and Financial Officer and Investor Relations Officer